EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Fiscal 2009 Third-Quarter Financial Results

Operating Earnings Rise 17% Representing 12th Consecutive Quarter of Double-Digit Growth

Comparable Store Sales Increase 3.3 Percent, Excluding Fuel

GRAND RAPIDS, MICHIGAN-February 4, 2009-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 16-week third quarter ended January 3, 2009.

Third-Quarter Results

Consolidated net sales for the 16-week third quarter were $781.9 million compared with $787.8 million in last year's third quarter. Retail segment sales increased in the quarter due to 3.3 percent comparable stores sales growth (excluding fuel). This increase was partially offset by lost retail sales from the sale of four retail stores to distribution segment customers and closure of a single store since the third quarter last year, and lower sales related to the Company's marginally profitable pharmacy distribution program.

Third-quarter operating earnings improved by double digits for the 12th consecutive quarter, increasing 17.4 percent to $17.9 million from $15.2 million in the same period last year. The operating earnings improvement was due primarily to higher retail profit margins and the increase in retail store sales, partially offset by an increase in the LIFO inventory charge of $0.9 million.

"We are very pleased to be extending our track record of double-digit profit growth, particularly in the present economic climate," stated Dennis Eidson, Spartan's Chief Executive Officer. "Our operating earnings growth is being driven by our retail store acquisitions and capital investment program. We are especially pleased to be reporting our 10th consecutive quarter of retail comparable store sales growth. As consumers continue to shift their purchasing toward value-oriented products and services, our private label, fuel rewards, $4.00 generic prescription program and other consumer-centric offerings are gaining traction by better serving consumers' needs."

Earnings from continuing operations were $8.7 million, or $0.40 per diluted share, compared with an adjusted $7.5 million, or $0.35 per diluted share last year, which excludes a previously disclosed, non-recurring $2.7 million tax credit. The tax credit, recorded in last year's third quarter, related to a change in Michigan's state business tax structure. Last year's reported earnings from continuing operations including the non-recurring item were $10.3 million, or $0.47 per diluted share.

Net earnings for the quarter were $8.9 million, or $0.41 per diluted share, compared with an adjusted $7.9 million, or $0.36 per diluted share last year, which excludes the previously mentioned non-recurring tax credit. As reported, last year's third-quarter net earnings were $10.6 million, or $0.49 per diluted share. Net earnings include earnings from discontinued operations of $0.2 million, or $0.01 per diluted share, compared with $0.3 million, or $0.02 per diluted share last year.

Third-quarter gross profit margin increased 60 basis points to 20.1 percent from 19.5 percent in the same period last year. The improved rate was due principally to an increase in the mix of higher margin retail sales compared with the prior year and improved margin rates in our retail segment.

Operating expenses totaled $139.6 million, or 17.8 percent of sales, compared with $138.6 million, or 17.6 percent of sales, in the year-ago quarter. As a percentage of sales, the increase in operating expense was due primarily to a higher mix of retail sales.

Operating Segments

Distribution Segment

Net sales in the distribution segment were $397.9 million compared with $410.7 million in the same period last year. The sales decline was primarily the result of lower pharmacy product sales of approximately $9.1 million and $2.6 million in distribution sales related to the VG's Food and Pharmacy acquisition now being classified in the retail segment.

Distribution segment operating earnings increased to $11.1 million from $10.9 million in the same period last year. This improvement follows the significant 48.9 percent operating earnings gain reported in last year's third quarter. The further improvement was the result of a continued focus on controlling operating expenses.

Retail Segment

Total third-quarter retail net sales increased 1.8 percent to $384.0 million from $377.1 million in the same period last year. The sales improvement was due primarily to a 3.3 percent increase in comparable store sales (excluding fuel) and the five day sales contribution from the acquired VG's Food and Pharmacy stores, partially offset by a slight decline in fuel sales due to lower retail prices, the sale of four retail stores to distribution segment customers since last year's third quarter and the closure of a store in the first quarter.

Third-quarter retail operating earnings increased 58.0 percent to $6.8 million from $4.3 million in the same period last year. The operating earnings improvement was due primarily to positive comparable store sales and improved profitability in the Company's fuel center operations. Fiscal 2009 third-quarter operating earnings included approximately $0.4 million in costs related to store openings and remodeling activity compared with approximately $1.3 million in the same period last year.

Mr. Eidson continued, "Our focus on the consumer has allowed us to achieve sustained and positive financial results, and has helped to strengthen our market position and customer loyalty. We continue to be very pleased with the results of our capital program, particularly at our acquired Felpausch stores. Recognizing the difficult economic circumstances facing today's budget conscious consumers, we have been working to bring even more value to our customers through our extensive private label products, the launching of our $4.00 generic prescription program in our Grand Rapids market and exciting deep discounted fuel promotions. We continue to realize particular strength in sales of our private label products, and collectively, these programs and offerings are greatly appreciated by the increasingly value oriented consumer.

"Our distribution segment sales decline in the quarter was due primarily to lower volumes in our Pharmacy program. The program has always been nominally profitable and is provided mainly as a value added service to our distribution customers.

"We completed the acquisition of 17 VG's Food and Pharmacy stores, our largest distribution customer, during the last week of the third quarter. We are enthused about these stores, their long-term performance potential and the new markets, customers and associates that they bring to our retail operations."

Balance Sheet & Cash Flow

Total long-term debt (including current maturities and capital lease obligations) increased to $241.3 million as of January 3, 2009 from $154.4 million at March 29, 2008 as a result of the VG's acquisition. In conjunction with the increase in borrowings, the Company entered into an interest rate swap agreement on $45 million of debt, exchanging a variable interest rate on the debt with an effective fixed rate of 3.33 percent. The swap agreement expires with its related revolving credit facility on December 24, 2012. Currently, $155.0 million of the Company's total long-term borrowings effectively have fixed interest rates of less than 3.4 percent. Long-term borrowings are expected to decline by approximately $10.0 million by fiscal year end due to working capital improvements related to the acquired VG's stores.

Year-to-date net cash generated from operating activities increased to $46.8 million from $19.8 million in the corresponding period last year due to improved earnings, the cycling of new business gained during the previous year and a continued focus on working capital efficiency.

Year-To-Date

Consolidated net sales for the 40-week, year-to-date period rose 4.7 percent to $2.0 billion from $1.9 billion in the corresponding period last year. The net sales increase was primarily the result of the Felpausch retail acquisition, fuel center sales growth, higher comparable store sales of 3.1 percent (excluding fuel and the Easter holiday shift) and additional sales to new and existing distribution customers, partially offset by the absence of Easter holiday sales in this year's 40-week period and the previously mentioned decline in pharmacy product distribution sales, which carry nominal profit margins.

Year-to-date operating earnings improved 19.5 percent to $55.4 million from $46.4 million in the same period last year. The improvement was primarily the result of higher year-to-date sales volumes, better operating leverage and acquisition synergies. Each years' year-to-date period includes net pretax expenses of approximately $2.1 million for costs associated with store acquisitions, openings and remodeling activities.

Net earnings for the 40-week period increased 14.0 percent to $29.9 million from $26.2 million in the same period last year.

Outlook

"For the remainder of the year, we will continue focusing on our consumer-centric strategy by executing programs that raise our consumer value proposition and result in a positive shopping experience at our stores. We will continue our capital investment program by completing major remodel work on an additional two stores and completing a store relocation project in the fourth quarter. In addition, we are currently integrating our recent VG's retail store acquisition and believe that these stores present excellent opportunities, and will meet or exceed our high standards and performance expectations," said Mr. Eidson. "Furthermore, we will continue to adjust our marketing, merchandising, and promotional programs within our entire retail operations to appropriately balance the need to deliver good customer value, while improving store performance and overall profitability during this challenging time.

"We expect comparable retail store sales to increase in the low single digits during the remainder of fiscal 2009, but be below our third-quarter results due to the cycling of sales from stores remodeled last year. This expectation also excludes the effect of the Easter holiday sales, which contributed 1.2 percent to comparable stores sales in last year's fourth quarter. There is no Easter holiday included in fiscal 2009. In conjunction with our capital investment program, we expect to incur approximately $1 million of additional costs for store openings and remodel activity during the fourth quarter. Because we have fully cycled the Martin's Super Market distribution business and distribution sales related to customers' acquisition of Farmer Jack stores in southeast Michigan, we expect the current sales trend in the distribution segment to continue through the fourth quarter. In addition, we expect the VG's Food and Pharmacy stores to be slightly accretive to earnings during its first full year of operation, but be slightly dilutive in the upcoming fourth quarter due to the expected start up costs and transition expenses.

"Capital expenditures for fiscal 2009 are expected to range from $58 million to $60 million, with depreciation and amortization ranging from $26 million to $29 million and interest expense of approximately $11 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's third-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 5, 2009. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 100 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "plan", "design", "focus", "ensure", "priority", "strategy", "trend", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans", "expects" or will "work" on a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)	(16 weeks)	(40 weeks)	(40 weeks)
	Jan. 3, 2009	Jan. 5, 2008	Jan. 3, 2009	Jan. 5, 2008

Net sales	$781,949	$787,835	$1,995,484	$1,906,091
Cost of sales	624,509	633,996	1,594,996	1,530,567
Gross margin	157,440	153,839	400,488	375,524

Operating expenses
Selling, general and administrative	131,100	131,124	324,534	311,314
Depreciation and amortization	8,380	7,458	20,465	17,788
Loss on disposal of assets	72	26	44	24
Total operating expenses	139,552	138,608	345,043	329,126

Operating earnings	17,888	15,231	55,445	46,398

Non-operating expense (income)
Interest expense	3,216	3,754	8,076	8,629
Other, net	(142)	(153)	(351)	(331)
Total non-operating expense, net	3,074	3,601	7,725	8,298

Earnings before income taxes and discontinued operations	14,814	11,630	47,720	38,100

Income taxes:
Net impact of enactment of Michigan Business Tax	-	(2,748)	-	-
Income taxes	6,132	4,112	19,426	13,376
Total income taxes	6,132	1,364	19,426	13,376

Earnings from continuing operations	8,682	10,266	28,294	24,724

Earnings from discontinued operations, net of taxes	229	336	1,608	1,496

Net earnings	$8,911	$10,602	$29,902	$26,220

Basic earnings per share:
Earnings from continuing operations	$0.40	$0.48	$1.32	$1.16
Earnings from discontinued operations	0.01	0.02	0.07	0.07
Net earnings	$0.41	$0.50	$1.39	$1.23

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.47	$1.30	$1.14
Earnings from discontinued operations	0.01	0.02	0.07	0.07
Net earnings	$0.41	$0.49	$1.37	$1.21

Weighted average number of shares outstanding:
Basic	21,547	21,318	21,486	21,260
Diluted	21,861	21,660	21,797	21,668

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Jan. 3, 2009	March 29, 2008
ASSETS
Current assets
Cash and cash equivalents	$9,650	$19,867
Accounts receivable, net	46,811	59,885
Inventories	132,389	113,078
Other current assets	15,470	17,044
Property and equipment held for sale	-	2,404
Total current assets	204,320	212,278

Other assets
Goodwill, net	253,107	186,531
Other, net	57,070	28,143
Total other assets	310,177	214,674

Property and equipment, net	224,893	183,185
Total assets	$739,390	$610,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$100,857	$112,899
Accrued payroll and benefits	31,882	35,723
Other accrued expenses	14,497	23,003
Current portion of exit costs	10,066	9,280
Current maturities of long-term debt and capital lease obligations	3,883	10,874
Total current liabilities	161,185	191,779

Long-term liabilities
Other long-term liabilities	63,069	41,291
Exit costs	39,589	26,847
Long-term debt and capital lease obligations	237,391	143,574
Total long-term liabilities	340,049	211,712

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,163 and 21,909 shares outstanding	135,889	130,718
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(1,189)	(1,142)
Retained earnings	103,456	77,070
Total shareholders' equity	238,156	206,646
Total liabilities and shareholders' equity	$739,390	$610,137

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(40 weeks)	(40 weeks)
	Jan. 3, 2009	Jan. 5, 2008

Net cash provided by operating activities	$46,824	$19,788

Net cash used in investing activities	(143,512)	(78,762)

Net cash provided by financing activities	74,610	53,242

Net cash provided by discontinued operations	11,861	5,065

Net decrease in cash and cash equivalents	(10,217)	(667)

Cash and cash equivalents at beginning of period	19,867	12,063

Cash and cash equivalents at end of period	$9,650	$11,396

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)	(16 weeks)	(40 weeks)	(40 weeks)
	Jan. 3, 2009	Jan. 5, 2008	Jan. 3, 2009	Jan. 5, 2008
Retail Segment:

Net Sales	$384,002	$377,125	$996,091	$919,146
Operating Earnings	$6,823	$4,317	$26,895	$22,628

Distribution Segment:

Net Sales	$397,947	$410,710	$999,393	$986,945
Operating Earnings	$11,065	$10,914	$28,550	$23,770

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)		(40 weeks)
	Jan. 3, 2009	Jan. 5, 2008	Jan. 3, 2009	Jan. 5, 2008
Retail Segment:
Operating earnings	$6,823	$4,317	$26,895	$22,628
Plus:
Depreciation and amortization	5,852	5,084	14,315	11,948
LIFO expense	499	339	1,251	688
Michigan Single Business Tax expense	(170)	58	(170)	177
Other non-cash charges	248	(11)	181	(213)
EBITDA	$13,252	$9,787	$42,472	$35,228

Distribution Segment:
Operating earnings	$11,065	$10,914	$28,550	$23,770
Plus:
Depreciation and amortization	2,528	2,374	6,150	5,840
LIFO expense	944	200	2,404	500
Michigan Single Business Tax expense	(50)	76	(50)	1,036
Other non-cash charges	1,313	927	3,853	2,164
EBITDA	$15,800	$14,491	$40,907	$33,310

Consolidated:
Operating earnings	$17,888	$15,231	$55,445	$46,398
Plus:
Depreciation and amortization	8,380	7,458	20,465	17,788
LIFO expense	1,443	539	3,655	1,188
Michigan Single Business Tax expense	(220)	134	(220)	1,213
Other non-cash charges	1,561	916	4,034	1,951
EBITDA	$29,052	$24,278	$83,379	$68,538

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.